CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Sterling Fixed Rate Senior Registered Notes Due 2011	$792,902,546.40	$31,161.07

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.9886 per £1.00 as of April 2, 2008.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 4, 2008	Pricing Supplement No. 602 to Registration Statement No. 333-131266 Dated April 2, 2008 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Sterling Fixed Rate Senior Registered Notes Due 2011

We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Sterling Fixed Rate Senior Registered Notes Due 2011 (the “notes”) prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made to the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuance of notes described herein.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Principal Amount:	£400,000,000	Interest Payment Dates:	Each April 11, commencing April 11, 2009
Maturity Date:	April 11, 2011	Interest Payment Period:	Annual
Settlement Date (Original Issue Date):	April 11, 2008	Minimum Denominations:	£50,000 and integral multiples of £1,000 in excess thereof
Interest Accrual Date:	April 11, 2008	Business Days:	London, TARGET Settlement Day and New York
Issue Price:	99.681%	Common Code:	035711163
Specified Currency:	Pounds Sterling (“£”)	ISIN:	XS0357111631
Redemption Percentage at Maturity:	100%	Form:	Registered
Interest Rate:	7.50% per annum (calculated on an actual/actual (ISDA) day count basis)	Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

ABN AMRO	CALYON CRÉDIT AGRICOLE CIB	COMMERZBANK CORPORATES AND MARKETS
DANSKE BANK	DEUTSCHE BANK	KBC INTERNATIONAL GROUP
LLOYDS TSB CORPORATE MARKETS	MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC	NATIXIS
RBC CAPITAL MARKETS	SANTANDER GLOBAL BANKING AND MARKETS	SCOTIA CAPITAL
STANDARD CHARTERED BANK	UNICREDIT (HVB)	WESTLB AG

Supplemental Information Concerning Plan of Distribution

On April 2, 2008, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.531%, which we refer to as the “purchase price” for the notes.  The purchase price equals the stated issue price of 99.681% less a combined management and underwriting commission of 0.15% of the principal amount of the notes.

Name	Principal Amount of the Notes
Morgan Stanley & Co. International plc	£340,000,000
ABN Amro Bank N.V.	4,000,000
Banco Santander, S.A.	4,000,000
Bayerische Hypo- und Vereinsbank AG	4,000,000
CALYON	4,000,000
Commerzbank Aktiengesellschaft	4,000,000
Danske Bank A/S	4,000,000
Deutsche Bank AG, London Branch	4,000,000
KBC Bank NV	4,000,000
Lloyds TSB Bank plc	4,000,000
Mitsubishi UFJ Securities International plc	4,000,000
Natixis	4,000,000
Royal Bank of Canada Europe Limited	4,000,000
Scotia Capital Inc.	4,000,000
Standard Chartered Bank	4,000,000
WestLB AG	4,000,000
Total	£400,000,000

European Union Transparency Obligations Directive

The European Union Directive 2004/109/EC (the “Transparency Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Transparency Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed.  In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union or otherwise on a market within the European Union as to which the Transparency Directive would not apply.  However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered.  Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material adverse effect on a noteholder’s ability to resell the notes in the secondary market.